Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Core Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	19,793,450	.47		41,735,742	10.47
Class B	6,378,539	.40		14,493,235	10.47
Class C	5,088,608	.40		13,203,073	10.47
Class I	168,393,496	.51		318,567,717	10.47
Class IS	2,032,729	.48		4,144,366	10.47
Class R	1,197,892	.45		3,190,189	10.47